EXHIBIT 99.2

                               NASDAQ SYMBOL: LASE

LASERSIGHT INCORPORATED DECLARES DIVIDEND DISTRIBUTION
OF PREFERRED SHARE PURCHASE RIGHTS

ORLANDO, Fla. (July 6, 1998) - LaserSight Incorporated (Nasdaq: LASE) board of directors announce the adoption of a "shareholder rights plan" and declare a dividend distribution of one preferred share purchase right on each outstanding share of LaserSight Incorporated common stock.

Michael Farris, LaserSight president and chief executive officer, says, "The rights are designed to assure that all LaserSight shareholders receive fair and equal treatment in the event of a proposed takeover of the company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of LaserSight without paying all shareholders a control premium."

Farris adds that LaserSight adopted the shareholder rights plans to protect shareholders' long-term value of their investment in the company. "The rights will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with LaserSight's board of directors prior to attempting a takeover," he says.

Similar shareholder rights plans have been adopted by about 1,800 U.S. companies. Analyst estimates indicate that more than 50 percent of Business Week 1,000 companies plus Fortune 500 companies, and nearly 70 percent of Fortune 200 companies have these type of plans in place.

The rights will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of LaserSight's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. Each right will entitle shareholders to buy 1/1,000 of a share of a new series of junior participating preferred stock at an exercise price of $20, which will be subject to adjustment in certain circumstances.

If a person or group acquires 15 percent or more of LaserSight's outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, at the right's then-current exercise price, a number of LaserSight's common shares having a market value of twice the right's exercise price. In addition, if at any time after a person or group (other than certain exempt persons) acquires 15 percent or more of LaserSight's common stock or LaserSight is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at a right's then-current exercise price, a number of the acquiring company's common shares having market value at the time of twice the right's exercise price. In lieu of

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issuing  common  shares upon exercise of the rights in such  circumstances,  the company may elect to substitute cash, property, other securities or any combination thereof with an aggregate value equal to the value of the common shares which otherwise would have been issuable.

Following the acquisition by a person or group of beneficial ownership of 15 percent or more of the company's common stock and prior to an acquisition of 50 percent or more of the common stock, LaserSight's board of directors may exchange the rights (other than rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or 1/1,000 of a share of the new series of junior participating preferred stock) per right.

Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the company's common stock, the rights are redeemable for 1 cent per right at the option of the LaserSight board of directors.

The dividend distribution will be issued to shareholders of record at the close of business on July 13, 1998, and the rights will expire on July 2, 2008, unless earlier redeemed or exchanged. The rights distribution is not taxable to shareholders.

Additional details regarding the rights distribution are contained in a letter, which is being mailed to the company's shareholders.

LaserSight Incorporated provides technology solutions for laser refractive surgery and other innovative medical applications, especially in the vision correction industry. The company sells its products in more than 30 countries. In the United States, LaserSight's refractive scanning laser system has had a pending pre-market approval application with the U.S. Food and Drug Administration since May of this year, and is not yet commercially available in that market.

This press release contains forward-looking statements regarding future events and future performance of the company, which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports.

                                      # # #

For additional information please contact:         Julie Tockman, APR
                                                   Director, Corporate Relations
                                                   LaserSight Incorporated
                                                   (314) 469-3220 Ext. 3060